Exhibit 99.1
NEWS RELEASE for November 20, 2006 AT 4:15 PM EST

Contact:	William R. Abbott, Senior Vice President and Chief Financial Officer, 949-420-1800 Investor Relations, 949-420-1827
RICHARD LANIGAN APPOINTED PRESIDENT
Joseph Kletzel, II assumes role as Executive Chairman
IRVINE, CA, November 20, 2006
Cardiogenesis Corporation (CGCP.PK), a leading developer of surgical products and accessories used in angina-relieving procedures, announced today that the board of directors has appointed Richard P. Lanigan, 47, as President effective November 15, 2006. Mr. Lanigan will report directly to the company’s board of directors. Joseph Kletzel, II, the company’s interim Chief Operating Officer since May 2006 and interim Chief Executive Officer since July 2006, has resigned from those positions and has assumed the role of Executive Chairman.
Mr. Lanigan, age 47, has been the Company’s Senior Vice President of Operations since November 2005. Prior to November 2005, Mr. Lanigan served in a variety of different capacities. From November 2003 to October 2005, Mr. Lanigan was Senior Vice President of Marketing. From March 2001 to October 2003, Mr. Lanigan was Vice President of Government Affairs and Business Development. From March 2000 to March 2001, Mr. Lanigan served as Vice President of Sales and Marketing and from 1997 to 2000, he was the Director of Marketing. From 1992 to 1997, Mr. Lanigan served in various positions, most recently Marketing Manager, at Stryker Endoscopy. From 1987 to 1992, Mr. Lanigan served in Manufacturing and Operations management at Raychem Corporation. From 1981 to 1987, he served in the U.S. Navy where he completed six years of service as Lieutenant in the Supply Corps. Mr. Lanigan earned a Bachelors in Business Administration from the University of Notre Dame and a Masters of Science in Systems Management from the University of Southern California.
Commenting on Mr. Kletzel’s new role as executive chairman, Richard Lanigan noted, “We very much appreciate the contributions Joe has made during the last three years and, especially his leadership during the past six months. We look forward to his continued support and guidance in his new role.”
About Cardiogenesis Corporation
Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the Company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.
For more information on the Company and its products, please visit the Cardiogenesis company website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com/.

With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; restrictions contained in our convertible debt obligations requiring the issuance of shares rather than repayment in cash; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
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